As filed with the Securities and Exchange Commission on August 4, 2015

Registration No. 333—

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERTEX PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-3039129 (I.R.S. Employer Identification Number)

50 Northern Avenue
Boston, Massachusetts 02210 (617) 341-6100
(Address of Principal Executive Offices)

AMENDED AND RESTATED
2013 STOCK AND OPTION PLAN
(Full Title of Plan)

Jeffrey M. Leiden
Chief Executive Officer
Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, Massachusetts 02210
(617) 341-6100
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	8,997,196	$127.13	$1,143,813,528	$132,912

(1)
The number of shares of common stock, par value $.01 per share, stated above consists of the aggregate number of additional shares that may be issued under the Vertex Pharmaceuticals Incorporated Amended and Restated 2013 Stock and Option Plan (the "2013 Plan") pursuant to an amendment and restatement of the 2013 Plan that became effective June 4, 2015 (the "Effective Date"). It includes: (i) an additional 7,800,000 shares authorized under the 2013 Plan, plus (ii) 525,861 additional shares that were available for issuance under the Vertex Pharmaceuticals Incorporated Amended and Restated 2006 Stock and Option Plan (the "2006 Plan") as of the Effective Date or that expired, terminated or were otherwise surrendered, canceled, forfeited or repurchased by the Registrant subsequent to the Effective Date, each of which rolled-over into the 2013 Plan, plus (iii) 671,335 additional shares representing a good-faith estimate of awards made under the 2006 plan which will expire, terminate or will otherwise be surrendered, canceled, forfeited or repurchased subsequent to the date of this registration statement, each of which will roll-over into the 2013 Plan. The maximum number of shares that may be issued under the plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares that may be subject to grant or otherwise issuable after the operation of any such anti-dilution or other provisions.

(2)
Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Registrant’s common stock as reported by The NASDAQ Global Select Market on July 29, 2015.

Statement of Incorporation by Reference
This Registration Statement on Form S-8 is being filed to register the offer and sale of an additional 8,997,196 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of Vertex Pharmaceuticals Incorporated (the “Registrant”) to be issued under the Amended and Restated 2013 Stock and Option Plan (the “2013 Plan”) of the Registrant. In accordance with General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 filed by the Registrant on May 21, 2013 (File No. 333-188737), relating to the Registrant’s 2013 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on August 4, 2015.

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ JEFFREY M. LEIDEN
Jeffrey M. Leiden
Chief Executive Officer and President

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Jeffrey M. Leiden, Ian F. Smith and Michael J. LaCascia and each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Vertex Pharmaceuticals Incorporated, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on August 4, 2015.

Signature		Title	Date

By:	/s/ JEFFREY M. LEIDEN	Chairman, Chief Executive Officer and President (principal executive officer)	August 4, 2015
Jeffrey M. Leiden

By:	/s/ IAN F. SMITH	Executive Vice President and Chief Financial Officer (principal financial officer)	August 4, 2015
Ian F. Smith

By:	/s/ PAUL M. SILVA	Senior Vice President and Corporate Controller (principal accounting officer)	August 4, 2015
Paul M. Silva

By:	/s/ SANGEETA N. BHATIA	Director	August 4, 2015
Sangeeta N. Bhatia

By:	/s/ JOSHUA S. BOGER	Director	August 4, 2015
Joshua S. Boger

By:	/s/ TERRENCE C. KEARNEY	Director	August 4, 2015
Terrence C. Kearney

By:	/s/ YUCHUN LEE	Director	August 4, 2015
Yuchun Lee

By:	/s/ MARGARET G. MCGLYNN	Director	August 4, 2015
Margaret G. McGlynn

By:	/s/ BRUCE I. SACHS	Director	August 4, 2015
Bruce I. Sachs

By:	/s/ ELAINE S. ULLIAN	Director	August 4, 2015
Elaine S. Ullian

By:	/s/ WILLIAM D. YOUNG	Director	August 4, 2015
William D. Young

VERTEX PHARMACEUTICALS INCORPORATED
INDEX TO EXHIBITS FILED WITH
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Exhibit Description		Filed with this Registration Statement	Incorporated by Reference herein from—Form or Schedule	Filing Date/ Period Covered	SEC File/ Reg. Number
4.1	Restated Articles of Organization of Vertex Pharmaceuticals Incorporated, as amended.			10-Q (Exhibit 10.2)	August 4, 2015	000-19319
4.2	By-laws of Vertex, as amended and restated as of February 5, 2013.			8-K (Exhibit 3.1)	February 11, 2013	000-19319
4.3	Specimen stock certificate.			S-1 (Exhibit 4.1)	July 18, 1991	33-40966
5.1	Opinion of counsel as to the legality of the shares being registered.		X
23.1	Consent of Ernst & Young LLP.	.	X
23.2	Consent of counsel (included as part of Exhibit 5.1).		X
24.1	Power of Attorney to file future amendments (set forth on signature page of this Registration Statement).		X
99.1	Vertex Pharmaceuticals Incorporated Amended and Restated 2013 Stock and Option Plan.			DEF-14A (Appendix A)	April 30, 2015	000-19319